Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact Chris Forrey investor@bc.com	Media Contact Amy Evans mediarelations@bc.com
For Immediate Release: August 1, 2024
Boise Cascade Company Announces 5% Quarterly Dividend Increase and Special Dividend
BOISE, Idaho - Boise Cascade Company’s (Boise Cascade or the Company) (NYSE: BCC) Board of Directors has declared a quarterly dividend of $0.21 per share, an increase of $0.01 per share or 5%, as well as a special dividend of $5.00 per share, to holders of its common stock. The dividends will be paid on September 16, 2024 to stockholders of record on September 3, 2024.

Future dividend declarations, including amount per share, record date and payment date, will be made by the board of directors and will depend upon, among other things, legal capital requirements and surplus, the Company’s future operations and earnings, general financial condition, material cash requirements, restrictions imposed by our asset-based credit facility and the indenture governing our senior notes, applicable laws, and other factors as the board of directors may deem relevant.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.